UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2020

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

OREGON	0-27140	93-0557988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 NE Park Plaza Drive, Suite 100

Vancouver, WA 98684

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: 360-397-6250

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NWPX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation of Robin Gantt

On October 8, 2019, Ms. Gantt informed the Board of Directors of her intention to retire from her position as Senior Vice President and Chief Financial Officer of Northwest Pipe Company (the “Company”) on March 31, 2020, as previously disclosed in the Company’s Current Report on Form 8‑K filed with the Securities and Exchange Commission (“SEC”) on October 9, 2019. On March 31, 2020, Robin Gantt resigned from her position.

On March 30, 2020, the Company entered into a Separation Agreement (the “Agreement”) with Ms. Gantt, pursuant to which Ms. Gantt will continue to be employed by the Company as a Consultant beginning April 1, 2020. The Agreement has a one-year term, provides for an annual base salary of $324,480 paid in 24 equal installments, and provides coverage under the Company’s employee benefit plans. Pursuant to the Agreement, the Company has affirmed the terms of Ms. Gantt’s unvested restricted stock units (“RSUs”) to allow the 938 RSUs scheduled to vest on January 15, 2021 to vest as scheduled. In addition, the vesting of the 938 RSUs scheduled to vest on January 17, 2022 will be accelerated to also vest on January 15, 2021. The Agreement provides for the forfeiture by Ms. Gantt of any performance stock units that are unvested at the time of her resignation. Pursuant to the Agreement, Ms. Gantt will be required to comply with certain confidentiality requirements.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Aaron Wilkins Appointed Chief Financial Officer

In connection with the Company’s succession plan previously disclosed in its Current Report on Form 8-K filed with the SEC on October 9, 2019, the Board of Directors appointed Aaron Wilkins to succeed Ms. Gantt as Senior Vice President and Chief Financial Officer effective April 1, 2020.

On April 1, 2020, the Company entered into a Change in Control Agreement with Mr. Wilkins replacing his prior change in control agreement that was entered into in August 2016. The new Change in Control Agreement extends the expiration date for the Change in Control Agreement to July 31, 2021 and increases his multiple for certain payouts upon a change in control (as defined in the Change in Control Agreement) from one to two. Other than such changes, the terms of the new Change in Control Agreement are the same as the prior change in control agreement.

Under the Change in Control Agreement, if Mr. Wilkins’s employment is terminated within two years after a change in control either by the Company without “Cause” (as defined in the Change in Control Agreement) or by Mr. Wilkins for “Good Reason” (as defined in the Change in Control Agreement), Mr. Wilkins will be entitled to receive his full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to two years’ base salary and (ii) an amount equal to two times the average cash bonuses paid to Mr. Wilkins during the previous three years. In addition, Mr. Wilkins would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding equity compensation awards would immediately become fully vested, unless the award provides different vesting terms on a change in control of the Company. In the event that the payments made to Mr. Wilkins would be deemed to be a “parachute payment” under the Internal Revenue Code of 1986, Mr. Wilkins may choose to accept payment of a reduced amount that would not be deemed to be a “parachute payment.” If the payment made to Mr. Wilkins is deemed to be a “parachute payment”, he is responsible for the payment of any resulting taxes.

The foregoing description of the Change in Control Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

(d)	10.1 Separation Agreement dated March 30, 2020 between Northwest Pipe Company and Robin Gantt

10.2 Change in Control Agreement dated April 1, 2020 between Northwest Pipe Company and Aaron Wilkins

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on April 3, 2020.

NORTHWEST PIPE COMPANY
(Registrant)

By	/s/ Aaron Wilkins
Aaron Wilkins,
Senior Vice President, Chief Financial Officer, and Corporate Secretary